Exhibit 5.1

[V&E Letterhead]

July 10, 2007

Stonemor Partners L.P.

155 Rittenhouse Circle

Bristol, Pennsylvania 19007

Ladies and Gentlemen:

We have acted as counsel for Stonemor Partners L.P., a Delaware limited partnership (the “Partnership”), with respect to the preparation of the Registration Statement on Form S-3 (the “Registration Statement”) to which this opinion is filed as an exhibit, filed on the date hereof with the Securities and Exchange Commission (the “Commission”), in connection with the registration by the Partnership under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale from time to time pursuant to Rule 415 under the Securities Act of (a) common units representing limited partner interests of the Partnership (“Common Units”) that may be issued and sold by the Partnership (the “Primary Units”) and (b) up to 4,528,360 Common Units (including 4,239,782 Common Units issuable upon conversion of 4,239,782 subordinated units representing limited partner interests of the Partnership (the “Subordinated Units”) into Common Units on a one-for-one basis (such Common Units issuable upon such conversion, the “Converted Units”)) that may be resold by or for the account of the selling unitholders named in the Registration Statement (the “Selling Unitholder Units”). The Primary Units and the Selling Unitholder Units (including the Converted Units) are collectively referred to herein as the “Securities”.

We have also acted as counsel for the Partnership in the preparation of the prospectus relating to the Registration Statement and included as a part thereof (the “Prospectus”). The aggregate initial offering prices of the Primary Units to be issued and sold by the Partnership pursuant to the Registration Statement will not exceed $115,000,000. The Securities will be offered in amounts, at prices and on terms to be determined in light of conditions at the time of sale or resale, as the case may be, and to be set forth in supplements to the Prospectus or in post-effective amendments to the Registration Statement.

In rendering the opinions set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, including the Prospectus, (ii) the certificate of limited partnership of the Partnership, (iii) the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of September 20, 2004 (the “First Amended and Restated Partnership Agreement”), (iv) Amendment No. 1 to the First Amended and Restated Agreement of Limited Partnership of the Partnership dated as of February 27, 2007 (“Amendment No. 1,” and together with the First Amended and Restated Partnership Agreement, the “Partnership Agreement”), (v) resolutions of the board of directors of StoneMor GP, LLC, the general partner of the Partnership, (vi) the Registration Rights Agreement dated as of September 28, 2006 by and between the Partnership and SCI New

Mexico Funeral Services, Inc. and (vi) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. In addition, we reviewed such questions of law as we considered appropriate.

In connection with this opinion, we have assumed that (i) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective; (ii) if applicable, a prospectus supplement will have been prepared and filed with the Commission describing the Securities offered thereby; (iii) all Securities will be offered and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate applicable prospectus supplement; and (iv) a definitive purchase, underwriting or similar agreement with respect to any Securities offered will have been duly authorized and validly executed and delivered by the Partnership and the other parties thereto.

Based on the foregoing, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

(1)	With respect to the Primary Units, when (i) the Partnership has taken all necessary action to approve the issuance of such Primary Units, the terms of the offering and related matters, and (ii) the Primary Units have been issued and delivered in accordance with terms of the applicable definitive purchase, underwriting or similar agreement approved by the Partnership upon payment of the consideration therefor provided for therein, then the Primary Units will be validly issued, fully paid (to the extent required by the Partnership Agreement) and non-assessable (except as such non-assessability may be affected by Sections 17-303 and 17-607 of the Delaware Revised Uniform Limited Partnership Act (the “Act”) and as described in the Prospectus).

(2)	The Selling Unitholder Units (other than the Converted Units) are validly issued, fully paid (to the extent required by the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303 and 17-607 of the Act and as described in the Prospectus).

(3)	When the conditions set forth in the Partnership Agreement with respect to the conversion of the Converted Units have been met and the Converted Units have been issued upon conversion of the Subordinated Units and delivered in accordance with terms of the Partnership Agreement, the Converted Units will be validly issued, fully paid (to the extent required by the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303 and 17-607 of the Act and as described in the Prospectus).

The opinions expressed herein are qualified in the following respects:

a.	We have assumed, without independent verification, that the certificates for the Securities will conform to the specimens thereof examined by us and will have been duly executed, countersigned by a transfer agent, registered by a registrar of the Securities and delivered, or, if uncertificated, valid book-entry notations will have been made in the unit register of the Partnership in accordance with the governing documents of the Partnership.

b.	We have assumed that (i) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine and (ii) each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete.

c.	The opinions expressed herein are limited exclusively to the federal laws of the United States of America and the Act (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws), and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our firm name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.